Filed Pursuant to Rule 424(b)(7)
Registration No. 333-266656

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 8, 2022)

14,800,000 Shares

BellRing Brands, Inc.

Common Stock

The selling stockholders identified in this prospectus supplement are offering 14,800,000 shares of our common stock. We registered such shares and are offering such shares pursuant to the terms of a registration rights agreement between us and Post Holdings, Inc. (“Post”).

All 14,800,000 shares of our common stock that are being offered and sold in this offering are currently held by Post. In connection with this offering, Post expects to exchange 14,800,000 shares of our common stock for $342,324,000 in aggregate principal amount of indebtedness of Post held by the selling stockholders identified in this prospectus supplement or their respective affiliates pursuant to a debt-for-equity exchange agreement to be dated on or about the date of this prospectus supplement. We refer to this exchange between Post and the selling stockholders as the “debt-for-equity exchange.” The selling stockholders then expect to sell those shares of common stock to the underwriters for cash. Each of the selling stockholders is also acting as an underwriter in this offering. The debt-for-equity exchange between Post and the selling stockholders is expected to occur on or before the settlement date of this offering, and the consummation of the debt-for-equity exchange is a condition to the settlement of the selling stockholders’ sale of the shares to the underwriters. As a result, the consummation of the debt-for-equity exchange is also ultimately a condition to the settlement of the underwriters’ sale of the shares to prospective investors. The selling stockholders will receive all of the net proceeds from the sale of the shares of our common stock offered pursuant to this prospectus supplement. Neither we nor Post will receive any proceeds from the sale of shares in this offering. As a result of the debt-for-equity exchange, Post may be deemed to be a selling stockholder in this offering solely for U.S. federal securities law purposes.

As part of and subject to the completion of the offering, we intend to concurrently repurchase from the underwriters 800,000 shares out of the aggregate 14,800,000 shares of our common stock that are the subject of the offering (the “Concurrent Share Repurchase”). The price per share to be paid by us will equal the price at which the underwriters will purchase the shares from the selling stockholders in the offering. No underwriting discount or commissions will be paid to the underwriters with respect to the shares we intend to repurchase in the Concurrent Share Repurchase.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “BRBR”. On August 8, 2022, the closing sales price of our common stock as reported on the NYSE was $25.99 per share.

Investing in shares of our common stock involves significant risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and in the reports we file with the United States (the “U.S.”) Securities and Exchange Commission (the “SEC”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference in this prospectus supplement or the accompanying prospectus, to read about factors you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$23.50	$347,800,000
Underwriting discounts and commissions(2)(3)	$0.37	$5,476,000
Proceeds, before expenses, to the selling stockholders	$23.13	$342,324,000

(1)	The public offering price for the 14,000,000 shares offered to the public was $23.50 per share. The price for the 800,000 shares we intend to repurchase from the underwriters was $23.13 per share.
(2)

The underwriting discount for the 14,000,000 shares offered to the public was $0.37 per share. No underwriting discount or commissions will be paid to the underwriter with respect to the 800,000 shares we intend to repurchase.

(3)	We refer you to “Underwriting (Conflicts of Interest)” beginning on page S-19 of this prospectus supplement for additional information regarding underwriting compensation.

The underwriters expect to deliver the shares of our common stock against payment in New York, New York on or about August 11, 2022.

J.P. Morgan	Barclays	Morgan Stanley	Citigroup	Goldman Sachs & Co. LLC

Prospectus Supplement dated August 8, 2022.

Prospectus Supplement

Prospectus

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we authorize to be delivered to you. We, Post, the selling stockholders and the underwriters (and any of our or their affiliates) have not authorized anyone to provide any information or to make any representations other than those contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus or in any free writing prospectus we have prepared. We, Post, the selling stockholders and the underwriters (and any of our or their affiliates) take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide to you. The selling stockholders and the underwriters are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained, or incorporated by

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reference, in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us or on our behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, results of operations, cash flows and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus, dated August 8, 2022. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC, utilizing the SEC’s “shelf” registration process. The prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Generally, when we refer to this document, we are referring to both parts of this document combined. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Incorporation by Reference.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Neither the selling stockholders nor the underwriters are making an offer of our common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of our common stock. None of us, Post, the selling stockholders or the underwriters (nor any of our or their affiliates) are making any representation to you regarding the legality of an investment in our common stock by you under applicable investment or similar laws.

BASIS OF PRESENTATION

During the second quarter of the fiscal year ended September 30, 2022, Post completed its previously announced distribution of 80.1% of its ownership interest in BellRing Brands, Inc. (formerly known as BellRing Distribution, LLC) (“BellRing”) to Post’s shareholders. On March 9, 2022, pursuant to the Transaction Agreement and Plan of Merger, dated as of October 26, 2021, as amended by Amendment No. 1, dated as of February 28, 2022, by and among Post, BellRing Intermediate Holdings, Inc. (formerly known as BellRing Brands, Inc.) (“Old BellRing”), BellRing and BellRing Merger Sub Corporation, a wholly-owned subsidiary of BellRing (“BellRing Merger Sub”), Post contributed its share of Old BellRing Class B common stock, $0.01 par value per share (“Old BellRing Class B Common Stock”), all of its non-voting membership units (“BellRing LLC units”) in BellRing Brands, LLC (“BellRing LLC”) and $550.4 million of cash to BellRing in exchange for certain limited liability company interests of BellRing (prior to the conversion of BellRing into a Delaware corporation) and the right to receive $840.0 million in aggregate principal amount of BellRing’s 7.00% Senior Notes maturing in March 2030 (the “Senior Notes”).

On March 10, 2022, BellRing converted into a Delaware corporation and changed its name to “BellRing Brands, Inc.”, and Post distributed an aggregate of 78,076,841, or 80.1%, of its shares of BellRing common

S-iii

stock, par value $0.01 per share, to Post shareholders of record as of the close of business, Central Time, on February 25, 2022 (the “Record Date”) in a pro-rata distribution (the “Distribution”). Post shareholders received 1.267788 shares of BellRing common stock for every one share of Post common stock held as of the Record Date. No fractional shares of BellRing common stock were issued, and instead, cash in lieu of any fractional shares was paid to Post shareholders.

On March 10, 2022, upon completion of the Distribution, BellRing Merger Sub merged with and into Old BellRing (the “Merger”), with Old BellRing continuing as the surviving corporation and becoming a wholly-owned subsidiary of BellRing. Pursuant to the Merger, each outstanding share of Old BellRing Class A common stock, $0.01 par value per share (“Old BellRing Class A Common Stock” and, together with the Old BellRing Class B Common Stock, the “Old BellRing Common Stock”) was converted into one share of BellRing common stock plus $2.97 in cash. As a result of the transactions described above (collectively, the “Spin-off”), BellRing became the new public parent company of, and successor issuer to, Old BellRing, and shares of BellRing common stock were deemed to be registered under Section 12(b) of the Exchange Act pursuant to Rule 12g-3(a) promulgated thereunder.

In this prospectus supplement, the terms “Company,” “BellRing,” “we,” “us” and “our” refer to (i) Old BellRing and its consolidated subsidiaries during the periods prior to the Spin-off and (ii) BellRing and its consolidated subsidiaries during the periods subsequent to the Spin-off, in each case, unless otherwise stated or the context otherwise indicates. The term “common stock” generally refers to Old BellRing Common Stock during the periods prior to the Spin-off and to BellRing common stock during the periods subsequent to the Spin-off. The term “net earnings available to common stockholders” generally refers to net earnings available to Old BellRing Class A common stockholders during the periods prior to the Spin-off and to net earnings available to BellRing common stockholders during the periods subsequent to the Spin-off.

Certain monetary amounts, percentages and other figures included or incorporated by reference in this prospectus supplement have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

TRADEMARKS, TRADENAMES AND SERVICE MARKS

We own or have rights to use logos, trademarks, trade names, service marks and copyrights that we use in conjunction with the operation of our business and that appear in this prospectus supplement and the accompanying prospectus (or in documents we have incorporated by reference). Other logos, trademarks, trade names, service marks and copyrights appearing in this prospectus supplement and the accompanying prospectus (or in documents we have incorporated by reference) are the property of their respective owners. We do not intend our use or display of other companies’ logos, trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, trademarks, trade names and copyrights referred to in this prospectus supplement and the accompanying prospectus (or in documents we have incorporated by reference) may appear without the ©, ® or ™ symbols, but the absence of such symbols does not indicate the registration status of the trademarks and is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to such copyrights, trademarks and trade names.

PRESENTATION OF CERTAIN FINANCIAL MEASURES

This prospectus supplement contains, or incorporates by reference, certain financial measures, including Adjusted EBITDA, that are not recognized under generally accepted accounting principles in the U.S. (“GAAP”).

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Adjusted EBITDA has been presented in this prospectus supplement as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. This non-GAAP financial measure is included in this prospectus supplement because it is a key metric used by our management to assess our financial performance. We use this measure to supplement GAAP measures of performance in order to evaluate our operating performance and our ability to service debt. We believe this measure is useful to investors in evaluating our operating performance and liquidity because (i) we believe it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as we are required to comply with certain covenants and limitations that are based on variations of Adjusted EBITDA in our financing documents.

Adjusted EBITDA is a non-GAAP measure of our financial performance and should not be considered as an alternative to net earnings available to common stockholders as a measure of financial performance or any other performance measures derived in accordance with GAAP, nor should it be construed as an inference that our future results will be unaffected by unusual or other items. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as (i) it does not reflect certain cash requirements such as cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, working capital needs; (iii) it does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness; (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and such measures do not reflect any cash requirements for such replacements; (v) it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and (vi) other companies in the industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative benchmark measure. Our management compensates for these limitations by relying on our GAAP results in addition to using Adjusted EBITDA. Our presentation of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. For additional discussion regarding the limitations of Adjusted EBITDA as a measure of financial performance, see “Prospectus Supplement Summary—Summary Historical Condensed Consolidated Financial and Other Data.”

In calculating Adjusted EBITDA, we make certain adjustments that are based on assumptions and estimates that may prove to have been inaccurate. Accordingly, you should not view our presentation of these adjustments as a projection that we will achieve these benefits but rather only as an indication of our current expectations.

For a definition of Adjusted EBITDA and reconciliations to the most directly comparable measure under GAAP, see “Prospectus Supplement Summary—Summary Historical Condensed Consolidated Financial and Other Data.”

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. Before you decide to invest in shares of our common stock, you should carefully read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including any free writing prospectus prepared by us or on our behalf, including the sections entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” included in this prospectus supplement and the accompanying prospectus, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes thereto in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 filed with the SEC on November 19, 2021 (the “Annual Report”), the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2021, March 31, 2022 and June 30, 2022 filed with the SEC on February 4, 2022 (the “1Q 10-Q”), May 6, 2022 (the “2Q 10-Q”) and August 5, 2022 (the “3Q 10-Q”), respectively (the 1Q 10-Q, the 2Q 10-Q and the 3Q 10-Q together, the “Quarterly Reports”), and the “Unaudited Pro Forma Combined Condensed Financial Statements” in each of our Form 8-K12B/A, filed on March 16, 2022, and our Form 8-K, filed on August 8, 2022 (collectively, the “Pro Forma 8-Ks”), each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Company Overview

We are a leader in the global convenient nutrition category, aiming to enhance the lives of our consumers by providing them with highly nutritious, great-tasting products they can enjoy throughout the day. Our primary brands, Premier Protein and Dymatize, target a broad range of consumers and compete in all major product forms, including ready-to-drink (“RTD”) protein shakes, other RTD beverages and powders. Our products are distributed across a diverse network of channels including club, food, drug and mass, eCommerce, specialty and convenience.

We were incorporated in the State of Delaware on March 20, 2019 in connection with our initial public offering (the “IPO”). Upon completion of a series of transactions in connection with the IPO, BellRing LLC became the holder of Post’s active nutrition business, which, effective as of Post’s quarter ended June 30, 2015, and until the completion of the IPO, had been comprised of Premier Nutrition Company LLC, Dymatize Enterprises, LLC, the PowerBar brand and Active Nutrition International GmbH.

Our principal executive offices are located at 2503 S. Hanley Road, St. Louis, Missouri 63144 and our telephone number is (314) 644-7600. Our website is www.bellring.com. Information contained on our website or that can be accessed through our website is not part of, and is not incorporated by reference in, this prospectus supplement.

The Underwriting and Debt-for-Equity Exchange

In connection with this offering, Post expects to exchange 14,800,000 shares of our common stock for $342,324,000 in aggregate principal amount of indebtedness of Post held by the selling stockholders or their respective affiliates, pursuant to a debt-for-equity exchange agreement to be dated on or about the date of this prospectus supplement. The selling stockholders then expect to sell those shares of common stock to the underwriters for cash. The debt-for-equity exchange between Post and the selling stockholders is expected to occur on or before the settlement date of this offering, and the consummation of the debt-for-equity exchange is a condition to the settlement of the selling stockholders’ sale of the shares to the underwriters. Therefore, the consummation of the debt-for-equity exchange is also ultimately a condition to the settlement of the underwriters’ sale of the shares to prospective investors. As a result of the debt-for-equity exchange, Post may be deemed to be a selling stockholder in this offering solely for U.S. federal securities law purposes. We do not guarantee, or otherwise have any obligations in respect of, the Post indebtedness being exchanged for shares of our common stock in connection with the debt-for-equity exchange.

The indebtedness of Post to be exchanged by the selling stockholders or their affiliates consists of outstanding 60-day term loan indebtedness of Post. If the amount of shares of our common stock to be sold by the selling stockholders in this offering is not sufficient to satisfy the aggregate principal amount of such indebtedness (excluding any accrued interest), any remaining aggregate principal amount of such indebtedness will remain outstanding. See “Underwriting (Conflicts of Interest)—The Debt-for-Equity Exchange” for additional information.

Each of the selling stockholders is also acting as an underwriter in this offering. See “Underwriting (Conflicts of Interest).”

Concurrent Share Repurchase

As part of and subject to the completion of the offering, we intend to concurrently repurchase from the underwriters 800,000 shares out of the aggregate 14,800,000 shares of our common stock that are the subject of the offering. The price per share to be paid by us will equal the price at which the underwriters will purchase the shares from the selling stockholders in the offering. The Concurrent Share Repurchase is part of, and as a result, conditioned on the closing of the offering and therefore there can be no assurance that the Concurrent Share Repurchase will be completed.

The Concurrent Share Repurchase is being made pursuant to the previously announced share repurchase program of up to $50.0 million. We intend to fund the Concurrent Share Repurchase with cash on hand and, to the extent necessary, borrowings under our revolving credit facility. As a result, the funding of the share repurchase will, if completed, decrease the amount of cash on our balance sheet.

The description of, and the other information in this prospectus supplement regarding, the Concurrent Share Repurchase are included in this prospectus supplement for informational purposes only. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the Concurrent Share Repurchase.

The Offering

Common stock offered by the selling stockholders	14,800,000 shares.

Common stock outstanding	136,260,080 shares (as of June 30, 2022).

Use of proceeds	Neither we nor Post will receive any proceeds from the sale of shares of our common stock being sold in this offering. The selling stockholders will receive all of the net proceeds from the sale of shares of our common stock offered pursuant to this prospectus supplement.

See “Use of Proceeds” and “Selling Stockholders.”

Selling Stockholders	All 14,800,000 shares of our common stock that are being offered and sold in this offering are currently held by Post. The selling stockholders identified in this prospectus supplement expect to acquire the shares of our common stock being sold in this offering from Post in exchange for outstanding indebtedness of Post held by the selling stockholders or their respective affiliates on or before the settlement date of this offering, prior to the settlement of the selling stockholders’ sale of the shares to the underwriters. See “Selling Stockholders” and “Underwriting (Conflicts of Interest)—The Debt-for-Equity Exchange.” As a result of the debt-for-equity exchange, Post may be deemed to be a selling stockholder in this offering solely for U.S. federal securities law purposes.

Conflicts of Interest	Because certain of the underwriters, J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, will receive 5% or more of the net proceeds of this offering as the selling stockholders, such underwriters are deemed to have a “conflict of interest” within the meaning of Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. See “Underwriting (Conflicts of Interest).”

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” herein, in the accompanying prospectus and in the documents incorporated by reference herein, including our Annual Report and Quarterly Reports, before deciding to invest in our common stock.

Concurrent Share Repurchase

As part of and subject to the completion of the offering, we intend to concurrently repurchase from the underwriters 800,000 shares out of the aggregate 14,800,000 shares of our common stock that are the subject of the offering. The price per share to be paid by us will equal the price at which the underwriters will purchase the shares from the selling stockholders in the offering. See “—Concurrent Share Repurchase.”

Dividend policy	We do not currently anticipate paying any dividends on our common stock. We expect to retain all future earnings for use in the operation and expansion of our business. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on various factors. Our ability to pay dividends on our common stock may be restricted by the documents governing our and our subsidiaries’ existing and future outstanding indebtedness. See “Dividend Policy.”

NYSE ticker symbol	“BRBR”.

The number of shares of our common stock is based on 136,260,080 shares of our common stock outstanding as of June 30, 2022 and does not reflect:

•	286,043 shares of common stock that may be issued upon the exercise of outstanding options at an average weighted exercise price of $17.72; and

•

up to 2,007,178 shares of common stock that may be issued upon the vesting of outstanding restricted stock units and performance stock units under the BellRing Brands, Inc. 2019 Long-Term Incentive Plan (the “LTIP”) (assuming maximum payments uner the LTIP).

Summary Historical Condensed Consolidated Financial and Other Data

The following tables set forth our summary condensed consolidated financial data as of the dates and for the periods indicated. The summary historical condensed consolidated financial data as of September 30, 2021 and 2020 and for the years ended September 30, 2021, 2020 and 2019 is derived from our audited consolidated financial statements and related notes thereto incorporated by reference in this prospectus supplement. The summary historical condensed consolidated financial data as of June 30, 2022 and for the nine months ended June 30, 2022 and 2021 is derived from our unaudited condensed consolidated financial statements and related notes thereto incorporated by reference in this prospectus supplement. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include, in the opinion of our management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair statement of such information. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. Additionally, our historical results are not necessarily indicative of the results expected for any future period.

Prior to the Spin-off on March 10, 2022, the financial results of BellRing LLC and its subsidiaries were consolidated with Old BellRing and a portion of the consolidated net earnings of BellRing LLC was allocated to the redeemable noncontrolling interest (the “NCI”). The calculation of the redeemable NCI was based on Post’s ownership percentage of BellRing LLC units during each period prior to the Spin-off and reflected the entitlement of Post to a portion of the consolidated net earnings of BellRing LLC prior to the Spin-off. As a result of the Spin-off, Post’s remaining ownership of BellRing no longer represented a NCI to BellRing. All intercompany balances and transactions have been eliminated.

You should read the information contained in this table in conjunction with (i) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the accompanying notes thereto in our Annual Report, (ii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Reports and (iii) the “Unaudited Pro Forma Combined

Condensed Financial Statements” in the Pro Forma 8-Ks, each of which is incorporated by reference in this prospectus supplement.

	Year ended September 30,			Nine months ended June 30,
(in millions, except per share data)	2021	2020	2019	2022	2021
Statement of operations data
Net sales	$1,247.1	$988.3	$854.4	$992.3	$907.1
Cost of goods sold	860.9	650.3	542.6	692.8	616.9

Gross profit	386.2	338.0	311.8	299.5	290.2
Selling, general and administrative expenses	167.1	151.8	127.1	133.5	129.1
Amortization of intangible assets	51.2	22.2	22.2	14.7	46.3
Other operating income, net	(0.1)	—	—	—	(0.1)

Operating profit	168.0	164.0	162.5	151.3	114.9
Interest expense, net	43.2	54.7	—	32.8	33.6
Loss on extinguishment and refinancing of debt, net(1)	1.6	—	—	17.6	1.6

Earnings before income taxes	123.2	109.3	162.5	100.9	79.7
Income tax expense	8.8	9.2	39.4	18.6	5.8

Net earnings including redeemable noncontrolling interest	114.4	100.1	123.1	82.3	73.9
Less: Net earnings attributable to redeemable noncontrolling interest	86.8	76.6	123.1	33.7	56.0

Net earnings available to common stockholders	$27.6	$23.5	$—	$48.6	$17.9
Earnings per share information:
Basic	$0.70	$0.60	$—	$0.61	$0.45
Diluted	$0.70	$0.60	$—	$0.61	$0.45
Weighted-average shares of common stock outstanding:
Basic	39.5	39.4	—	79.5	39.5
Diluted	39.7	39.5	—	79.7	39.7

	Year ended September 30,		Nine months ended June 30,
(Dollars in millions)	2021	2020	2022
Balance sheet data (as of period end)
Cash and cash equivalents	$152.6	$48.7	$34.7
Working capital (excluding cash, cash equivalents and current portion of long-term debt)	100.5	152.2	211.4
Total assets	696.5	653.5	715.1
Debt, including current portion	597.5	686.4	914.2
Other liabilities	21.9	29.8	8.5
Redeemable noncontrolling interest	2,997.3	2,021.6	—
Total stockholders’ deficit(2)	(3,062.8)	(2,182.6)	(389.6)

	Year ended September 30,			Nine months ended June 30,
	2021	2020	2019	2022	2021
Statements of cash flows data
Depreciation and amortization	$53.7	$25.3	$25.3	$15.9	$48.3
Cash provided by (used in):
Operating activities	226.1	97.2	98.3	11.4	145.9
Investing activities	(1.6)	(2.1)	(3.2)	(1.2)	(0.8)
Financing activities	(120.9)	(52.6)	(100.2)	(127.7)	(105.0)
Other data
Adjusted EBITDA(3)	$233.9	$197.2	$198.1	$191.5	$173.4

(1)

During the year ended September 30, 2021, BellRing recognized $1.6 million of losses related to refinancing fees incurred in conjunction with the refinancing of the BellRing LLC credit agreement. See Note 15 within “Notes to Consolidated Financial Statements” in our Annual Report, incorporated by reference into this prospectus supplement, for additional information on the debt. During the nine months ended June 30, 2022, BellRing recognized a $17.6 million loss related to the termination of its credit agreement entered into on October 21, 2019 (as subsequently amended, the “Old Credit Agreement”). This loss included (i) a $6.9 million write-off of unamortized discounts and debt extinguishment fees, (ii) a $6.1 million write-off of unamortized net hedging losses recorded within accumulated other comprehensive income or loss related to the term B loan facility under the Old Credit Agreement and (iii) a $4.6 million write-off of debt issuance costs and deferred financing fees. See Note 14 within “Notes to Condensed Consolidated Financial Statements” in our 3Q 10-Q, incorporated by reference into this prospectus supplement, for additional information on the debt.

(2)

On October 21, 2019, BellRing completed the IPO. For additional information about the IPO, see Note 1 within “Notes to Consolidated Financial Statements” in our Annual Report, incorporated by reference into this prospectus supplement.

(3)

We define Adjusted EBITDA as net earnings available to common stockholders, plus income tax expense, interest expense, depreciation and amortization and net earnings attributable to redeemable noncontrolling interest, as further adjusted to eliminate the impact of a number of items that are non-cash items, unusual items which we do not expect to recur or continue at the same level or other items which we do not believe to be reflective of ongoing operating performance. Adjusted EBITDA represents a supplemental measure of our operating performance and our ability to service debt. We believe that Adjusted EBITDA is useful to investors in evaluating our operating performance and our liquidity because (i) we believe it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of our capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as we are required to comply with certain covenants and limitations that are based on variations of Adjusted EBITDA in our financing documents. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	it does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, working capital needs;

•	it does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and such measures do not reflect any cash requirements for such replacements;

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	other companies in the industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative benchmark measure.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. You should compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments used in deriving Adjusted EBITDA and the presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table sets forth a reconciliation of net earnings available to common stockholders, the most directly comparable GAAP performance measure, to Adjusted EBITDA, in each case for the periods indicated:

	Year ended September 30,			Nine months ended June 30,
(in millions)	2021	2020	2019	2022	2021
Net earnings available to common stockholders	$27.6	$23.5	$—	$48.6	$17.9
Income tax expense	8.8	9.2	39.4	18.6	5.8
Interest expense, net	43.2	54.7	—	32.8	33.6
Depreciation and amortization, including accelerated depreciation and amortization	53.7	25.3	25.3	15.9	48.3
Net earnings attributable to redeemable noncontrolling interest	86.8	76.6	123.1	33.7	56.0
Separation costs(a)	0.2	1.9	6.7	13.2	—
Restructuring and facility closure costs, excluding accelerated depreciation(b)	5.2	—	—	—	5.3
Stock-based compensation(c)	7.3	6.5	3.6	7.9	5.4
Foreign currency loss (gain) on intercompany loans(d)	0.1	(0.5)	—	0.7	(0.1)
Loss on extinguishment and refinancing of debt, net(a)	1.6	—	—	17.6	1.6
Mark-to-market adjustments on commodity hedges(e)	(0.2)	—	—	0.2	—
Resolution of dispute with former contract manufacturer(f)	—	—	—	2.3	—
Adjustment to tax receivable agreement liability(g)	(0.4)	—	—	—	(0.4)

Adjusted EBITDA	$233.9	$197.2	$198.1	$191.5	$173.4

(a)

Represents costs incurred (i) to effect the IPO, (ii) to effect the Spin-off and (iii) to support BellRing’s transition into a separate stand-alone, publicly-traded entity, as the amount and frequency of such expenses are not consistent. See footnote (1) above for additional information.

(b)	Represents certain costs associated with facility closures.
(c)	Represents non-cash expenses related to stock-based compensation.
(d)	Represents non-cash foreign currency losses (gains) on intercompany loans and related interest denominated in currencies other than the functional currency of the respective legal entity.
(e)	Represents primarily non-cash mark-to-market adjustments on commodity hedges.
(f)	Represents certain non-cash write-offs recorded in connection with the resolution of a dispute with a former contract manufacturer.
(g)

Represents non-cash adjustment to Old BellRing’s tax receivable agreement with Post. While the tax receivable agreement between Old BellRing and Post remains in effect following the Spin-off with respect to periods prior to the completion of the Spin-off, the tax receivable agreement is no longer applicable for tax benefits that accrue with respect to periods after the completion of the Spin-off.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks and uncertainties discussed under “Prospectus Supplement Summary—Summary Historical Condensed Consolidated Financial and Other Data” contained elsewhere in this prospectus supplement, “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto in our Annual Report and “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Reports, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in our common stock. If any of the risks described below actually occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In any such case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to this Offering and Ownership of Our Common Stock

The market price of our common stock may be volatile and you may lose all or part of your investment.

The market price of our common stock could fluctuate significantly, and you may not be able to resell your shares of common stock at or above the price at which your shares were acquired. Those fluctuations could be based on various factors, including those described under “Risk Factors” in our Annual Report and Quarterly Reports, each of which is incorporated by reference in this prospectus supplement, and the following:

•	our operating performance and the performance of our competitors and fluctuations in our operating results;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by research analysts who follow us or other companies in our industry;

•	announcements by us or our competitors of new products, services, strategic investments or acquisitions;

•	failure by us or our competitors to meet analysts’ projections or guidance we or our competitors may give to the market;

•	changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the arrival or departure of key personnel;

•	the number of shares publicly traded;

•	future sales or issuances of shares of our common stock, including sales, distributions or issuances by us or our officers, directors and significant stockholders;

•	other developments affecting us, the industry in which we operate or our competitors;

•	global, national or local economic, legal and regulatory factors unrelated to our performance; and

•

other events or factors, including those resulting from informational technology system failures and disruptions, natural disasters, war, including the ongoing conflict in Ukraine, acts of terrorism or responses to these events.

In addition, in recent years the stock market has experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, political and market conditions such as recessions or interest rate changes, may cause declines in the market price of our common stock and you may not realize any return on your investment and may lose some or all of your investment.

As we primarily operate in a single industry, we are especially vulnerable to these factors to the extent that they affect our industry or products. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and also could require us to make substantial payments to satisfy judgments or to settle litigation.

None of the proceeds from the sale of shares of our common stock by the selling stockholders in this offering will be available to us to fund our operations.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering. The selling stockholders will receive all proceeds from the sale of such shares. Consequently, none of the proceeds from such sale by the selling stockholders will be available to us to fund our operations, capital expenditures, compensation plans or acquisition opportunities. See “Use of Proceeds.”

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock is influenced in part by the research and reports that securities or industry analysts publish about our company and business. If one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.

We may not declare or pay any dividends on our common stock for the foreseeable future.

We may retain future earnings, if any, for future operations, expansion and debt repayment. We have not paid cash dividends to date and have no current plans to pay any cash dividends for the foreseeable future. As a result of our current dividend policy, you may not receive any return on an investment in shares of our common stock unless you sell shares of our common stock for a price greater than that which you paid for it. Any future determination to declare and pay cash dividends will be at the discretion of our board of directors and will depend on, among other things, our financial condition, results of operations, cash requirements, contractual restrictions, restrictions in our debt agreements and such other factors as our board of directors deems relevant. Our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, including Old BellRing and BellRing LLC, which may further restrict our ability to pay dividends as a result of the laws of their jurisdictions of organization or agreements of our subsidiaries. See “Dividend Policy.”

Future sales, or the perception of future sales, by us or our existing stockholders in the public market could cause the market price for our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could substantially decrease the market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of June 30, 2022, we had a total of 136,260,080 shares of our common stock outstanding. Of the outstanding shares, the 78,076,841 shares of common stock distributed in the Distribution, the 38,887,851 shares of common stock issued in the Merger and 14,000,000 shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act (“Rule 144”), including our directors, executive officers and other affiliates (including Post), may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144.

The 4,811,188 shares of common stock held by Post and certain of our directors and executive officers after this offering, representing 3.5% of the total outstanding shares of our common stock following this offering, will be “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144.

In connection with this offering, we, Post and our directors and executive officers have signed lock-up agreements with the underwriters that, subject to certain exceptions, restrict the disposition of, or hedging with respect to, the shares of our common stock or securities convertible into or exchangeable for shares of common stock, each held by them for 60 days following the date of this prospectus supplement, except with the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc. See “Underwriting (Conflicts of Interest)” for a description of these lock-up agreements. J.P. Morgan Securities LLC and Barclays Capital Inc. may, in their sole discretion, release all or some portion of the shares subject to the 60 day lock-up agreements prior to the expiration of such period.

In addition, pursuant to a registration rights agreement, Post and the other stockholders party thereto from time to time have the right, subject to certain conditions, to require us to register and cooperate with the offering of the sale of their shares of our common stock under the Securities Act. By exercising its registration rights and selling a large number of our shares, Post could cause the prevailing market price of our common stock to decline. Certain potential future stockholders may have “piggyback” registration rights with respect to future registered offerings of our common stock. Registration of any of these outstanding shares of our common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement.

As restrictions on resale end, or if Post or other eligible stockholders exercise their registration rights, the market price of our shares of common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

To preserve the tax-free treatment of the Distribution, for the initial two-year period following the Distribution, we will be prohibited, except in limited circumstances, from taking or failing to take certain actions that would prevent the Distribution and related transactions from being tax-free, including issuing any equity securities or securities that could possibly be converted into our equity securities, including as acquisition currency for a merger or acquisition (but excluding certain equity compensation for our employees). In the future and subject to the preceding considerations, however, we may issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters we discuss in this prospectus supplement, the accompanying prospectus and the documents we incorporate or that are deemed to be incorporated by reference herein or therein relate to future events and our intentions, beliefs, expectations and predictions for the future, including statements concerning future business conditions and prospects, growth opportunities and estimates of growth and the outlook for our business, and, in each case, are based upon information currently available. Any such statements, other than statements of historical fact, are forward-looking statements. When used in this document, words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms and similar expressions as they relate to us are intended to identify forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current assumptions and expectations of our management, and reflect our current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

Such forward-looking statements are subject to risks and uncertainties that could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements included in this prospectus supplement, the accompanying prospectus and in the documents we incorporate or that are deemed to be incorporated by reference herein or therein. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of our control. You should understand that the following important factors, in addition to those discussed herein under the caption “Risk Factors” in this prospectus supplement and “Risk Factors” in our Annual Report and Quarterly Reports, each of which are incorporated by reference herein, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	our dependence on sales from our RTD protein shakes;

•	our ability to continue to compete in our product categories and our ability to retain our market position and favorable perceptions of our brands;

•

disruptions or inefficiencies in our supply chain, including as a result of our reliance on third party suppliers or manufacturers for the manufacturing of many of our products, pandemics (including the COVID-19 pandemic) and other outbreaks of contagious diseases, labor shortages, fires and evacuations related thereto, changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond our control;

•

our dependence on a limited number of third party contract manufacturers for the manufacturing of most of our products, including one manufacturer for the substantial majority of our RTD protein shakes;

•	the ability of our third party contract manufacturers to produce an amount of our products that enables us to meet customer and consumer demand for the products;

•	our reliance on a limited number of third party suppliers to provide certain ingredients and packaging;

•	significant volatility in the cost or availability of inputs to our business (including freight, raw materials, packaging, energy, labor and other supplies);

•

the impact of the COVID-19 pandemic, including negative impacts on the global economy and capital markets, the health of our employees, our ability and the ability of our third party contract manufacturers to manufacture and deliver our products, operating costs, demand for our on-the-go products and our operations generally;

•	our ability to anticipate and respond to changes in consumer and customer preferences and behaviors and introduce new products;

•	consolidation in our distribution channels;

•	our ability to expand existing market penetration and enter into new markets;

•	the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;

•

legal and regulatory factors, such as compliance with existing laws and regulations, as well as new laws and regulations and changes to existing laws and regulations and interpretations thereof, affecting our business, including current and future laws and regulations regarding food safety, advertising, labeling, tax matters and environmental matters;

•	fluctuations in our business due to changes in our promotional activities and seasonality;

•	our ability to maintain the net selling prices of our products and manage promotional activities with respect to our products;

•

our high leverage, our ability to obtain additional financing (including both secured and unsecured debt) and our ability to service our outstanding debt (including covenants that restrict the operation of our business);

•	the accuracy of our market data and attributes and related information;

•	changes in estimates in critical accounting judgments;

•	economic downturns that limit customer and consumer demand for our products;

•

changes in economic conditions, including as a result of the ongoing conflict in Ukraine, disruptions in the U.S. and global capital and credit markets, changes in interest rates, volatility in the market value of derivatives and fluctuations in foreign currency exchange rates;

•	risks related to our ongoing relationship with Post following the Spin-off, including our obligations under various agreements with Post;

•	conflicting interests or the appearance of conflicting interests resulting from certain of our directors also serving as officers or directors of Post;

•

risks related to the previously completed Spin-off, including our inability to take certain actions because such actions could jeopardize the tax-free status of the Distribution and our possible responsibility for U.S. federal tax liabilities related to the Distribution;

•	the ultimate impact litigation or other regulatory matters may have on us;

•	risks associated with our international business;

•	our ability to protect our intellectual property and other assets and to continue to use third party intellectual property subject to intellectual property licenses;

•	costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents and/or information security breaches;

•	impairment in the carrying value of goodwill or other intangibles;

•	our ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions and effectively manage our growth;

•	our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•	significant differences in our actual operating results from any guidance we may give regarding our performance; and

•	our ability to hire and retain talented personnel, employee absenteeism, labor strikes, work stoppages or unionization efforts.

In addition, other factors besides those listed here could adversely affect our business, financial condition, results of operations and cash flows. Other unknown or unpredictable factors also could have a material adverse effect on our actual future results, performance or achievements. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake, and expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or changes in its respective expectations, except as required by law.

Because forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of these forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference herein or therein will be important in determining future results. Consequently, we cannot assure you that expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially.

We discuss many of these risks in greater detail under the heading “Risk Factors” in this prospectus supplement and under “Risk Factors” in our Annual Report and Quarterly Reports, each of which is incorporated by reference herein. Unless required by U.S. federal securities laws, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of shares of our common stock offered pursuant to this prospectus supplement. We will not receive any proceeds from the sale of shares of our common stock being sold in this offering. The selling stockholders will bear all commissions and discounts, if any, from the sale of shares of our common stock pursuant to this prospectus supplement. See “Selling Stockholders.”

DIVIDEND POLICY

We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and subject to, among other things, our compliance with applicable law, and depending on, among other things, our results of operations, financial condition, level of indebtedness, capital requirements, contractual restrictions, restrictions in our debt agreements, business prospects, our cash flow and liquidity position and other factors that our board of directors may deem relevant.

Our ability to pay dividends depends on our receipt of cash dividends or distributions from our operating subsidiaries, including Old BellRing and BellRing LLC. The laws of our subsidiaries’ jurisdictions of organization or agreements entered into by our subsidiaries, including agreements governing their indebtedness, may restrict their ability to pay dividends or make distributions to us and further restrict our ability to pay dividends. In addition, cash distributions from BellRing LLC may be distributed from time to time at the discretion of its Board of Managers pro rata to its members according to the number of BellRing LLC units held by such members, subject to certain exceptions. The current members of BellRing LLC are BellRing Intermediate Holdings, Inc. and us. The indenture governing the Senior Notes and the credit agreement governing our revolving credit facility also include restrictions on our, Old BellRing’s, BellRing LLC’s and their subsidiaries’ respective ability to make distributions and will thus restrict our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Annual Report and Quarterly Reports, each of which is incorporated by reference in this prospectus supplement, for a description of the restrictions on our and our subsidiaries’ ability to pay dividends.

You may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—We may not declare or pay any dividends on our common stock for the foreseeable future.”

SELLING STOCKHOLDERS

Except as otherwise indicated, the following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock, as of August 1, 2022, by Post, which as of such date is a beneficial owner of more than 5% of our outstanding common stock and which may be deemed to be a selling stockholder in this offering, solely for U.S. federal securities law purposes, as a result of the debt-for-equity exchange with the selling stockholders, or their respective affiliates. The percentages of beneficial ownership provided in the table below are based on 136,244,406 shares of our common stock, par value $0.01 per share, outstanding as of August 1, 2022.

J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC (collectively, the “selling stockholders”) are offering all of the shares of common stock being sold in this offering. Post expects to exchange 14,800,000 shares of common stock for $342,324,000 in aggregate principal amount of indebtedness of Post held by the selling stockholders, or their respective affiliates, pursuant to the debt-for-equity exchange agreement to be dated on or about the date of this prospectus supplement. The selling stockholders then expect to sell those shares to the underwriters for cash. The debt-for-equity exchange between Post and the selling stockholders is expected to occur on or before the settlement date of this offering, and the consummation of the debt-for-equity exchange is a condition to the settlement of the selling stockholders’ sale of the shares to the underwriters. Therefore, the consummation of the debt-for-equity exchange is also ultimately a condition to the settlement of the underwriters’ sale of the shares to prospective investors. See “Underwriting (Conflicts of Interest)—The Debt-for-Equity Exchange.”

A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.

To our knowledge, unless otherwise noted in the footnotes to the table below, and subject to applicable community property laws, the holder named in the table has sole voting and investment power with respect to its beneficially owned common stock.

	Shares Beneficially Owned Prior to the Debt-for-Equity Exchange, the Concurrent Share Repurchase and this Offering		Shares Beneficially Owned After the Debt-for-Equity Exchange, the Concurrent Share Repurchase and this Offering
Name of Beneficial Owner	Number of Shares Held	Percentage of Total Common Stock	Number of Shares Held	Percentage of Total Common Stock
Post Holdings, Inc.	19,397,339	14.2%	4,597,339	3.4%

(1)

2503 S. Hanley Road, St. Louis, Missouri 63144. Post is a publicly traded company. For information regarding our relationship with Post, refer to “Basis of Presentation” and “Prospectus Supplement Summary” in this prospectus supplement and to the documents incorporated herein by reference.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

For a summary of certain U.S. federal income tax consequences to non-U.S. holders (as defined in the prospectus accompanying this prospectus supplement) of the ownership and disposition of shares of our common stock as of the date hereof, please refer to “Certain United States Federal Income Tax Consequences to Non-U.S. Holders” in the prospectus accompanying this prospectus supplement.

UNDERWRITING (CONFLICTS OF INTEREST)

J.P. Morgan Securities LLC, Barclays Capital Inc., Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC are acting as representatives for this offering. Subject to the terms and conditions set forth in an underwriting agreement among us, Post, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and the underwriters have agreed to purchase from the selling stockholders, 14,800,000 shares of common stock, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders the number of shares of common stock set forth opposite its name below.

Underwriters	Number of Shares
J.P. Morgan Securities LLC	4,033,000
Barclays Capital Inc.	2,997,000
Morgan Stanley & Co. LLC	2,590,000
Citigroup Global Markets Inc.	2,590,000
Goldman Sachs & Co. LLC	2,590,000

Total	14,800,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

We, Post and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

As part of and subject to the completion of the offering, we intend to concurrently repurchase from the underwriters 800,000 shares out of the aggregate 14,800,000 shares of our common stock that are the subject of the offering. The price per share to be paid by us will equal the price at which the underwriters will purchase the shares from the selling stockholders in the offering. See “Prospectus Supplement Summary—Concurrent Share Repurchase.” No underwriting discount or commissions will be paid to the underwriters with respect to the shares we intend to repurchase in the Concurrent Share Repurchase.

Commissions and Discounts

The underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.10 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to the selling stockholders.

	Per Share	Total
Public offering price(1)	$23.50	$347,800,000
Underwriting discounts and commissions(2)	$0.37	$5,476,000
Proceeds, before expenses, to the selling stockholders	$23.13	$342,324,000

(1)	The public offering price for the 14,000,000 shares offered to the public was $23.50 per share. The price for the 800,000 shares we intend to repurchase from the underwriters was $23.13 per share.
(2)

The underwriting discount for the 14,000,000 shares offered to the public was $0.37 per share. No underwriting discount or commissions will be paid to the underwriters with respect to the shares we intend to repurchase in the Concurrent Share Repurchase.

The selling stockholders are expected to acquire the total number of shares being sold in this offering from Post pursuant to the debt-for-equity exchange. The pricing with respect to the debt-for-equity exchange will (i) be negotiated at arm’s length, (ii) involve a fixed dollar amount and (iii) not contain any variable component. See “—The Debt-for-Equity Exchange.”

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $750,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $30,000.

No Sales of Similar Securities

We have agreed that we will not: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable, redeemable or exchangeable for our common stock (such shares of common stock or such other securities collectively, the “Locked-Up Securities”) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, in each case without the prior consent of J.P. Morgan Securities LLC and Barclays Capital Inc., on behalf of the underwriters, for a period of 60 days after the date of this prospectus (the “Restricted Period”). Notwithstanding the foregoing, the underwriters have agreed that the foregoing restrictions will not apply to us with respect to (a) the sale of the shares of our common stock in this offering, (b) the issuance by us of any shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus, (c) any grants under our equity or stock plans in accordance with the terms of such plans as described in this prospectus, as such plans may be amended, and the filing of any registration statement on Form S-8 with respect thereto, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock subject to certain conditions and restrictions and (e) our common stock or rights to receive our common stock (including securities convertible into or exercisable or exchangeable for our common stock) issued or contemplated to be issued in connection with an acquisition or with a strategic or minority investment transaction subject to certain conditions and restrictions.

In addition, Post, our executive officers and our directors have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which, for a period of 60 days after the date of this prospectus, they may not, subject to customary exceptions, without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc., on behalf of the underwriters, directly or indirectly, subject to certain exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock beneficially owned or any other securities so owned convertible into or exercisable, redeemable or exchangeable for common stock (including, without limitation, stock options, warrants or such other securities which may be deemed to be beneficially owned by the signees in accordance with the rules and regulations of the SEC, and in each case are convertible into or exercisable, redeemable or exchangeable for common stock) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

In addition, notwithstanding the lock-up agreements applicable to Post, our executive officers and our directors, the underwriters have agreed that Post, our executive officers and directors may, subject to certain restrictions, (1) if the signee is a natural person, make transfers of shares of our common stock or any security convertible into shares of our common stock as a bona fide gift or through the laws of succession, (2) make distributions of shares of our common stock or any security convertible into shares of our common stock to limited partners or stockholders, (3) make transfers of shares of our common stock or any security convertible into shares of our common stock to a trust for their or their immediate family’s direct or indirect benefit, (4) make transfer of shares of our common stock or any security convertible into shares of our common stock to a nominee or a custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (1)-(3), (5) establish a trading plan that complies with Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of common stock during the Restricted Period, (6) surrender shares of our common stock or any security convertible into shares of our common stock to us in payment of the exercise price of any options, in all such cases pursuant to equity awards granted under a stock incentive or other equity plan which is described in this prospectus (including the documents incorporated herein by reference), (7) make sales or dispositions of shares of our common stock solely for the purpose of sufficiently covering tax obligations which arise from the exercise or vesting of stock options, stock-settled stock appreciation rights, restricted stock units or other equity interests, in all such cases pursuant to equity awards granted under a stock incentive or other equity award plan described in this prospectus (including the documents incorporated by reference herein), (8) make offers and sales of our common stock in this offering, (9) make transfers of shares of our common stock or any security convertible into shares of our common stock acquired in open market transactions following completion of the offering of common stock described herein, (10) make transfers of our common stock pursuant to a bona fide third-party tender offer, merger, consolidation or similar transaction involving a change of control, (11) make transfers of shares of our common stock or any security convertible into shares of our common stock pursuant to an order of a court or regulatory agency or to comply with any regulations related to ownership of our common stock or our securities convertible into shares of our common stock or (12) make any transfers to us or our subsidiaries pursuant to any call or put provisions of existing employment agreements and equity grant documents or upon death, disability or termination of employment.

Listing

Our common stock is listed on the NYSE under the ticker symbol “BRBR”.

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases in the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and purchasing shares of common stock on the open market to cover positions created by short sales. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

None of us, the selling stockholders and the underwriters (nor any of our or their affiliates) make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of us, the selling stockholders and the underwriters (nor any of our or their affiliates) make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

Because certain of the underwriters, J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, will receive 5% or more of the net proceeds of this offering as the selling stockholders, such underwriters are deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering will be conducted in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with FINRA Rule 5121, such underwriters will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the transaction from the account holder.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financial and brokerage activities. The underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us, Post and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. J.P. Morgan Securities LLC, Barclays Capital Inc., Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, each of whom is acting as an underwriter in this offering, is also acting as a selling stockholder in this offering in connection with the debt-for-equity exchange described in following paragraph.

The Debt-for-Equity Exchange

Post and the selling stockholders or their respective affiliates expect to enter into a debt-for-equity exchange agreement on or about the date of this prospectus supplement. Under the debt-for-equity exchange agreement, Post expects to exchange the shares of common stock to be sold in this offering for certain existing indebtedness of Post held by the selling stockholders or their respective affiliates. The selling stockholders will then sell those shares to the underwriters for cash. Upon completion of the debt-for-equity exchange, the Post indebtedness exchanged in such debt-for-equity exchange will be retired.

The pricing with respect to the debt-for-equity exchange will (i) be negotiated at arm’s length, (ii) involve a fixed dollar amount and (iii) not contain any variable component. The selling stockholders will acquire and sell the shares of common stock as principal for their own respective accounts, rather than on Post’s behalf. Under the debt-for-equity exchange agreement described above, the selling stockholders will become the owner of our shares of common stock that they acquire in the debt-for-equity exchange as of or before the settlement date of this offering and the Post indebtedness exchanged in such debt-for-equity exchange will be retired. The selling stockholders, and neither we nor Post, will receive the net proceeds from the sale of the shares in this offering.

Under U.S. federal securities laws, each of the selling stockholders will be deemed to be an underwriter with respect to any shares of common stock that it acquires in the debt-for-equity exchange and sells in this offering; however, references to the underwriters in this prospectus supplement refer only to the underwriters listed in the first paragraph of this “Underwriting (Conflicts of Interest)” section and acting in their capacity as underwriters. Post may be deemed to be a selling stockholder solely for U.S. federal securities law purposes with respect to any shares of common stock that the selling stockholders acquire from Post in the debt-for-equity exchange and sells in this offering.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no shares of common stock have been offered or will be offered pursuant to this offering to the public in that Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares of common stock may be made to the public in that Member State at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to shares of common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No shares of common stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the Financial Conduct Authority, except that the shares of common stock may be offered to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”).

provided that no such offer of the shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or

(b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares of common stock or caused the shares of common stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of common stock or cause the shares of common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, whether directly or indirectly, to any person in Singapore other than:

(a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares of common stock, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares of common stock are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The shares of common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The financial statements of BellRing Brands, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to BellRing Brands, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and therefore do not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC, including the filings that are incorporated by reference to this prospectus supplement and accompanying prospectus, are available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at www.bellring.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference into this prospectus supplement and the accompanying prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement. We incorporate by reference the documents listed below (other than any portions thereof which, under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act):

•

our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 filed with the SEC on November 19, 2021 (including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2022 Annual Meeting of Stockholders filed on December 29, 2021);

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2021, March 31, 2022 and June 30, 2022, filed with the SEC on February 4, 2022, May 6, 2022 and August 5, 2022, respectively; and

•

our Current Reports on Form 8-K filed with the SEC on October 27, 2021, December 17, 2021, February 14, 2022, February 22, 2022, February  24, 2022, February  28, 2022 (as to the Form 8-Ks including Item 1.01, Item 5.04 and Item 8.01 only), March  1, 2022, March 8, 2022, March  10, 2022, March 10, 2022, March 16, 2022, April 6, 2022, May  23, 2022 and August 8, 2022.

If we have incorporated by reference any statement or information in this prospectus supplement and we subsequently modify that statement or information with information contained in this prospectus supplement, the statement or information previously incorporated in this prospectus supplement is also modified or superseded in the same manner.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus supplement. You should direct requests for those documents to BellRing Brands, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144; Attention: Corporate Secretary (telephone: (314) 644-7600).

Exhibits to any documents incorporated by reference in this prospectus supplement will not be sent, however, unless those exhibits have been specifically referenced in this prospectus supplement.

PROSPECTUS

19,397,339 Shares

BellRing Brands, Inc.

Common Stock

This prospectus relates to the offer and sale from time to time by Post Holdings, Inc. (“Post”) and any selling stockholders identified in supplements to this prospectus (together with Post, the “Selling Stockholders”) of up to 19,397,339 shares of our common stock in amounts, at prices and on terms that will be decided at the time of any such offering. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders pursuant to this prospectus.

The common stock may be offered on a delayed or continued basis directly by the Selling Stockholders through agents or dealers, as designated from time to time, through a combination of these methods or any other method as provided in an applicable prospectus supplement. This prospectus describes some of the general terms that may apply to our common stock. A prospectus supplement may also add, update or change information contained in this prospectus. If any underwriters, dealers or agents are involved in the sale of the common stock, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No common stock may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such common stock. You should read this prospectus and any accompanying prospectus supplement, as well as the documents incorporated by reference herein or therein, carefully before you make your investment decision. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “BRBR”. On August 5, 2022, the closing price of our common stock as reported on the NYSE was $24.96 per share.

Investing in shares of our common stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our common stock.

Neither the United States (the “U.S.”) Securities and Exchange Commission (the “SEC” or the “Commission”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2022.

We and the Selling Stockholders have not authorized anyone to provide any information or make any representations other than those contained in this prospectus, the related registration statement, in any applicable prospectus supplement or in any of the materials that we have incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. The Selling Stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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EXPLANATORY NOTE

On March 10, 2022, Post distributed 80.1% of its ownership interest in BellRing Brands, Inc. (formerly known as BellRing Distribution, LLC) (“BellRing”) to Post’s shareholders (the “Distribution”). Pursuant to certain related transactions, BellRing Intermediate Holdings, Inc. (formerly known as BellRing Brands, Inc.) (“Old BellRing”) became a wholly-owned subsidiary of BellRing.

As a result of the transactions described above (collectively, the “Spin-off”), BellRing became the new public parent company of, and successor issuer to, Old BellRing, and shares of BellRing common stock were deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Rule 12g-3(a) promulgated thereunder. The terms “Company,” “BellRing,” “we,” “us” and “our” refer to (i) Old BellRing and its consolidated subsidiaries during the periods prior to the Spin-off and (ii) BellRing and its consolidated subsidiaries during the periods subsequent to the Spin-off, in each case, unless otherwise stated or the context otherwise indicates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. By using this shelf registration process, the Selling Stockholders may sell the securities offered by them, in each case from time to time in one or more offerings, as described in this prospectus.

Market and Industry Data

This prospectus and the documents incorporated by reference herein include industry and trade association data, forecasts and information that BellRing has prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other independent sources available to BellRing. Some data also is based on good faith estimates, which are derived from our management’s knowledge of the industry and from independent sources. These third party publications and surveys generally state that the information included therein has been obtained from sources believed to be reliable, but that the publications and surveys can give no assurance as to the accuracy or completeness of such information. We have not independently verified any of the data from third party sources nor have we ascertained the underlying economic assumptions on which such data is based. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources, and we cannot guarantee its accuracy or completeness. Accordingly, investors should not place undue reliance on this information.

Trademarks, Tradenames and Service Marks

We own or have rights to use logos, trademarks, trade names, service marks and copyrights that we use in conjunction with the operation of our business and that appear in this prospectus and any accompanying prospectus supplement (or in documents we have incorporated by reference). Other logos, trademarks, trade names, service marks and copyrights appearing in this prospectus and any accompanying prospectus supplement (or in documents we have incorporated by reference) are the property of their respective owners. We do not intend our use or display of other companies’ logos, trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, trademarks, trade names and copyrights referred to in this prospectus and any accompanying prospectus supplement (or in documents we have incorporated by reference) may appear without the ©, ® or ™ symbols, but the absence of such symbols does not indicate the registration status of the trademarks and is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to such copyrights, trademarks and trade names.

BELLRING BRANDS, INC.

We are a leader in the global convenient nutrition category, aiming to enhance the lives of our consumers by providing them with highly nutritious, great-tasting products they can enjoy throughout the day. Our primary brands, Premier Protein and Dymatize, target a broad range of consumers and compete in all major product forms, including ready-to-drink (“RTD”) protein shakes, other RTD beverages and powders. Our products are distributed across a diverse network of channels including club, food, drug and mass, eCommerce, specialty and convenience.

We were incorporated in the State of Delaware on March 20, 2019 in connection with our initial public offering (the “IPO”). Upon completion of a series of transactions in connection with the IPO, BellRing Brands, LLC became the holder of Post’s active nutrition business, which, effective as of Post’s quarter ended June 30, 2015, and until the completion of the IPO, had been comprised of Premier Nutrition Company, LLC, Dymatize Enterprises, LLC, the PowerBar brand and Active Nutrition International GmbH.

Our principal executive offices are located at 2503 S. Hanley Road, St. Louis, Missouri 63144 and our telephone number is (314) 644-7600. Our website is www.bellring.com. Information contained on our website or that can be accessed through our website is not part of, and is not incorporated by reference in, this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, in addition to the risks and uncertainties described below under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the risks and uncertainties discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 filed with the SEC on November 19, 2021 (the “Annual Report”), and “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2021, March 31, 2022 and June 30, 2022 filed with the SEC on February 4, 2022, May 6, 2022 and August 5, 2022, respectively (collectively, the “Quarterly Reports”), each of which is incorporated by reference in this prospectus, and under “Risk Factors” or any similar caption in the other documents and reports that we file with the SEC after the date of this prospectus that are incorporated or deemed to be incorporated by reference in this prospectus, as well as any risks and uncertainties described in any applicable prospectus supplement or free writing prospectus that we provide to you in connection with an offering of common stock pursuant to this prospectus. Any of these risks could materially and adversely affect our business, financial condition, results of operations or cash flows. The selected risks incorporated by reference in this prospectus, however, are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or cash flows. In such a case, the trading price of our common stock could decline and you may lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters we discuss in this prospectus and in any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of our common stock described in this prospectus, and in the documents we incorporate or that are deemed to be incorporated by reference herein or therein, relate to future events and our intentions, beliefs, expectations and predictions for the future, including statements concerning future business conditions and prospects, growth opportunities and estimates of growth and the outlook for our business, and, in each case, are based upon information currently available. Any such statements, other than statements of historical fact, are forward-looking statements. When used in this document, words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms and similar expressions as they relate to us are intended to identify forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current assumptions and expectations of our management, and reflect our current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

Such forward-looking statements are subject to risks and uncertainties that could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements included in this prospectus, any accompanying prospectus supplement or free writing prospectus, and in the documents we incorporate or that are deemed to be incorporated by reference herein or therein. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of our control. You should understand that the following important factors, in addition to those discussed herein under the caption “Risk Factors” in this prospectus and “Risk Factors” in our Annual Report and Quarterly Reports, each of which are incorporated by reference herein, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	our dependence on sales from our RTD protein shakes;

•	our ability to continue to compete in our product categories and our ability to retain our market position and favorable perceptions of our brands;

•

disruptions or inefficiencies in our supply chain, including as a result of our reliance on third party suppliers or manufacturers for the manufacturing of many of our products, pandemics (including the COVID-19 pandemic) and other outbreaks of contagious diseases, labor shortages, fires and evacuations related thereto, changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond our control;

•

our dependence on a limited number of third party contract manufacturers for the manufacturing of most of our products, including one manufacturer for the substantial majority of our RTD protein shakes;

•	the ability of our third party contract manufacturers to produce an amount of our products that enables us to meet customer and consumer demand for the products;

•	our reliance on a limited number of third party suppliers to provide certain ingredients and packaging;

•	significant volatility in the cost or availability of inputs to our business (including freight, raw materials, packaging, energy, labor and other supplies);

•

the impact of the COVID-19 pandemic, including negative impacts on the global economy and capital markets, the health of our employees, our ability and the ability of our third party contract manufacturers to manufacture and deliver our products, operating costs, demand for our on-the-go products and our operations generally;

•	our ability to anticipate and respond to changes in consumer and customer preferences and behaviors and introduce new products;

•	consolidation in our distribution channels;

•	our ability to expand existing market penetration and enter into new markets;

•	the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;

•

legal and regulatory factors, such as compliance with existing laws and regulations, as well as new laws and regulations and changes to existing laws and regulations and interpretations thereof, affecting our business, including current and future laws and regulations regarding food safety, advertising, labeling, tax matters and environmental matters;

•	fluctuations in our business due to changes in our promotional activities and seasonality;

•	our ability to maintain the net selling prices of our products and manage promotional activities with respect to our products;

•

our high leverage, our ability to obtain additional financing (including both secured and unsecured debt) and our ability to service our outstanding debt (including covenants that restrict the operation of our business);

•	the accuracy of our market data and attributes and related information;

•	changes in estimates in critical accounting judgments;

•	economic downturns that limit customer and consumer demand for our products;

•

changes in economic conditions, including as a result of the ongoing conflict in Ukraine, disruptions in the U.S. and global capital and credit markets, changes in interest rates, volatility in the market value of derivatives and fluctuations in foreign currency exchange rates;

•	risks related to our ongoing relationship with Post following the Spin-off, including our obligations under various agreements with Post;

•	conflicting interests or the appearance of conflicting interests resulting from certain of our directors also serving as officers or directors of Post;

•

risks related to the previously completed Spin-off, including our inability to take certain actions because such actions could jeopardize the tax-free status of the Distribution and our possible responsibility for U.S. federal tax liabilities related to the Distribution;

•	the ultimate impact litigation or other regulatory matters may have on us;

•	risks associated with our international business;

•	our ability to protect our intellectual property and other assets and to continue to use third party intellectual property subject to intellectual property licenses;

•	costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents and/or information security breaches;

•	impairment in the carrying value of goodwill or other intangibles;

•	our ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions and effectively manage our growth;

•	our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•	significant differences in our actual operating results from any guidance we may give regarding our performance; and

•	our ability to hire and retain talented personnel, employee absenteeism, labor strikes, work stoppages or unionization efforts.

In addition, other factors besides those listed here could adversely affect our business, financial condition, results of operations and cash flows. Other unknown or unpredictable factors also could have a material adverse effect on our actual future results, performance or achievements. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake, and expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or changes in its respective expectations, except as required by law.

Because forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of these forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in this prospectus, any accompanying prospectus supplement or free writing prospectus and in the documents we incorporate or are deemed to be incorporated by reference herein or therein, will be important in determining future results. Consequently, we cannot assure you that expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially.

We discuss many of these risks in greater detail under “Risk Factors” in our Annual Report and Quarterly Reports, each of which is incorporated by reference herein. Unless required by U.S. federal securities laws, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

USE OF PROCEEDS

We will not receive any cash proceeds from the sale of any shares of our common stock by the Selling Stockholders.

DIVIDEND POLICY

We do not anticipate any payment of quarterly dividends for the foreseeable future. The declaration and payment of dividends will be at the discretion of our board of directors and will be dependent upon our future earnings, financial condition and capital requirements.

DESCRIPTION OF CAPITAL STOCK

General

The following is a description of the material terms of, and is qualified in its entirety by, our certificate of incorporation and bylaws, each as in effect as of the date of this prospectus, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of Delaware law.

Capital Stock

Our certificate of incorporation provides that we may issue up to 500 million shares of common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share. Our common stock is listed on the NYSE under the ticker symbol “BRBR”.

Common Stock

Voting

The holders of our common stock are entitled to one vote for each share held by such holder on the applicable record date on all matters on which stockholders are generally entitled to vote.

Dividends

The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds.

Liquidation or Dissolution

Upon our liquidation or dissolution, the holders of our common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the special rights and preferences, if any, of any holders of our preferred stock then outstanding.

Other Matters

There are no preemptive rights, redemption or sinking fund provisions applicable to our common stock, and the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

The rights of holders of our common stock may be materially limited or qualified by the rights, powers and preferences of any preferred stock that we may issue in the future.

We are authorized to issue up to 50 million shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law and our certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including voting powers), designations, preferences and rights of the shares. Our board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by our stockholders, subject to applicable rules of the NYSE and Delaware law.

Authorizing our board of directors to establish preferred stock eliminates delays associated with seeking stockholder approval of the creation of a particular class or series of preferred stock. The rights of the holders of our common stock are subject to the rights of the holders of any shares of our preferred stock issued at any time, including in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of delaying, deferring or preventing a change in control and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock. These provisions also could make it more difficult for our stockholders to effect certain corporate actions, including the election of directors.

Corporate Opportunities

The General Corporation Law of the State of Delaware (the “DGCL”) permits the adoption of a provision in a corporation’s certificate of incorporation renouncing any interests or expectancy of a corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or to one or more of its directors, officers or stockholders.

Our certificate of incorporation includes certain provisions regulating and defining the conduct of our affairs to the extent that they may involve Post and its directors, officers, employees, agents and affiliates (except that we and our subsidiaries are not deemed affiliates of Post or its affiliates for purposes of these provisions) and our rights, powers, duties and liabilities and those of our directors, officers, managers, employees and agents in connection with our relationship with Post. In general, and except as may be set forth in any agreement between us and Post, these provisions provide that Post and its affiliates may carry on and conduct any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as us; Post and its affiliates may do business with any of our customers, vendors and lessors; and Post and its affiliates may make investments in any kind of property in which we may make investments. In addition, these provisions provide that we renounce any interest or expectancy to participate in any business of Post or its affiliates.

Moreover, our certificate of incorporation provides that we renounce any interests or expectancy in corporate opportunities which become known to (i) any of our directors, officers, managers, employees or agents who also are directors, officers, employees, agents or affiliates of Post or its affiliates (except that we and our subsidiaries are not deemed affiliates of Post or its affiliates for the purposes of the provision) or (ii) Post or its affiliates. The provision generally provides that neither Post nor our directors, officers, managers, employees or agents who also are directors, officers, employees, agents or affiliates of Post or its affiliates will be liable to us or our stockholders for breach of any fiduciary duty solely by reason of the fact that any such person pursues or acquires any corporate opportunity for the account of Post or its affiliates, directs, recommends or transfers such corporate opportunity to Post or its affiliates or does not offer or communicate information regarding such corporate opportunity to us or any person controlled by us because such person has directed or intends to direct such opportunity to Post or one of its affiliates. This renunciation does not extend to corporate opportunities expressly offered to one of our directors, officers, managers, employees or agents, solely in his or her capacity as our director, officer, manager, employee or agent.

These provisions in our certificate of incorporation cease to apply at such time as (i) we and Post and its affiliates are no longer affiliates of one another and (ii) none of the directors, officers, employees, agents or affiliates of Post serve as our directors, officers, managers, employees or agents.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control unless such takeover or change in control is approved by our board of directors.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders

Our certificate of incorporation and bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by any consent in lieu of a meeting. Our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the affirmative vote of a majority of our entire board of directors, the Chairperson of the board of directors or our President. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedures

Our bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to our board of directors. Ordinarily, the stockholder must give notice in writing to our Secretary not less than 90 days nor more than 120 days prior to the date of the first anniversary of the prior year’s annual meeting (and for purposes of calculating this date with respect to the first annual meeting, the annual meeting for the prior year shall be deemed to have been held on the date of the most recent annual meeting of stockholders of BellRing held before the date the Spin-off was completed) except that, in the event that the date of the meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made. For stockholder proposals, the notice must include a description of the proposal, the reasons for the proposal and other specified matters. Our board of directors may reject any proposals or nominations that have not followed these procedures or that are not a proper subject for stockholder action in accordance with the provisions of applicable law. Although our bylaws do not otherwise give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business or the nomination of certain individuals at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Directors, and Not Stockholders, Fix the Size of Our Board of Directors

Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, but in no event will it consist of less than five nor more than twelve directors.

Vacancies and Newly-Created Directorships on Our Board of Directors

Subject to the special rights of holders of any outstanding series of our preferred stock, any vacancy on our board of directors occurring for any reason, and any newly created directorships which occur by reason of an increase in the number of directors, will be filled only by the majority of the remaining directors, even if less than a quorum or by a sole remaining director. These provisions could make it more difficult for our stockholders to affect the composition of the board of directors.

Classified Board of Directors; Removal of Directors

Our certificate of incorporation and bylaws provide that our board of directors is divided into three classes of directors serving staggered three-year terms. The number of directors assigned to each class is as equal as reasonably possible. The first class of directors will hold office until the first annual stockholders’ meeting for election of directors following the Spin-off, the second class of directors will hold office until the second annual stockholders’ meeting for election of directors following the Spin-off and the third class of directors will hold office until the third annual stockholders’ meeting for election of directors following the Spin-off. Each class will thereafter hold office until the third annual stockholders’ meeting for election of directors following the most recent election of such class and until their successors are duly elected and qualified. With only a portion of our board of directors up for election each year, the existence of a classified board of directors could render more difficult or discourage an attempt to obtain control of us because it would take more than one annual meeting to do so. In addition, our certificate of incorporation provides that our directors may only be removed for cause, which could also make it more difficult to change the composition of our board of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to applicable rules of the NYSE and Delaware law. These additional shares may be utilized for a variety of corporate purposes, including future public offerings or private offerings to raise additional capital, corporate acquisitions and employee benefit plans and equity grants. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise. We do not intend to solicit approval of stockholders for issuance of authorized but unissued shares of our common stock and preferred stock, unless our board of directors believes that approval is advisable or is required by applicable rules of the NYSE or Delaware law.

Amendments to Certificate of Incorporation and Bylaws

The DGCL generally provides that a corporation may amend its certificate of incorporation upon a resolution of its board of directors proposing the amendment and its submission to the stockholders for their approval upon the affirmative vote of holders of a majority of the voting power entitled to vote thereon. Our certificate of incorporation provides that it may be amended in accordance with and upon the vote prescribed by Delaware law, except that the indemnification provisions of the certificate of incorporation may be amended (or a provision inconsistent with the indemnification provisions adopted) only upon the affirmative vote of not less than 85% of all of the voting power of all of the outstanding shares of our common stock then entitled to vote in the election of directors, voting together as a single class.

The DGCL provides that the power to adopt, amend or repeal the bylaws of a corporation is held by the stockholders of the corporation, except that a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal its bylaws upon the board of directors of the corporation, but the fact that such power has been so conferred upon the board of directors will not divest the stockholders of such power or limit their power to adopt, amend or repeal the bylaws. Our certificate of incorporation and bylaws provide that our board of directors may amend, alter, change or repeal any provision of the bylaws. Our certificate of incorporation and bylaws also provide that stockholders may amend, alter, change or repeal any provision of the bylaws upon the affirmative vote of a majority of all of the voting power entitled to vote thereon.

Directors’ Liability; Indemnification of Directors and Officers

The DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•	for any transaction from which the director derives an improper personal benefit.

The DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action or suit (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees and agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person has been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The DGCL also permits corporations to advance expenses incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Our certificate of incorporation limits the liability of directors to the fullest extent permitted by the DGCL and provides that we will provide our directors and officers with customary indemnification and advancement. We have entered into customary indemnification agreements with each of our directors and certain of our executive officers that provide them, in general, with customary indemnification and advancement in connection with their service to us or on our behalf.

Exclusive Forum

The DGCL permits a corporation to require, and not prohibit, in its certificate of incorporation or bylaws, internal corporate claims to be brought (only) in Delaware. Under Section 115 of the DGCL, “internal corporate claims” means claims, including claims in the right of the corporation, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery.

Section 12 of our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery (or, if the Court of Chancery does not have subject matter jurisdiction, the federal district court for the State of Delaware) is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against us arising pursuant to the DGCL; and

•	any action asserting a claim against us that is governed by the internal affairs doctrine.

Section 12 does not apply to suits brought to enforce a duty or liability created by the Exchange Act, for which the U.S. federal courts have exclusive jurisdiction. Our certificate of incorporation also provides that U.S. federal courts will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action or proceeding arising under the Securities Act of 1933, as amended (the

“Securities Act”). Further, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in our common stock will be deemed to have notice of Section 12 of our certificate of incorporation.

Although our certificate of incorporation contains the exclusive forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. The exclusive forum provision does not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our common stock. This summary deals only with common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, U.S. federal estate and gift taxes or the effects of any state, local or non-U.S. tax laws. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are subject to the alternative minimum tax, a financial institution, a broker or dealer in securities, a tax-exempt organization, hold our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, a U.S. expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

We do not anticipate any payment of quarterly dividends for the foreseeable future. However in the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate on the gross amount of the dividend (or such lower rate as may be specified by an applicable income tax treaty). However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the U.S. (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the U.S..

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the U.S.) in a manner which avoids withholding or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our common stock, proposed U.S. Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

SELLING STOCKHOLDERS

The Selling Stockholders listed in the table below may, from time to time, offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. Additional selling stockholders may be added from time to time by amendment or supplement to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we refer to Post and any selling stockholders identified in supplements to this prospectus.

Our registration of the shares of our common stock does not necessarily mean that the Selling Stockholders will sell all or any of such shares of our common stock. The following table sets forth certain information provided by or on behalf of Post as of August 1, 2022 concerning the common stock that may be offered from time to time by any Selling Stockholder pursuant to this prospectus. Our calculation of the percentage of beneficial ownership is based on 136,362,031 shares of our common stock outstanding as of August 1, 2022. The number of shares and percentages of beneficial ownership after this offering set forth below assumes that the Selling Stockholders sell all 19,397,339 shares of our common stock offered by this prospectus.

	Common Stock Beneficially Owned Prior to Offering		Shares to be Sold in this Offering	Common Stock Beneficially Owned After Offering
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Post Holdings, Inc.(1)	19,397,339	14.2%	19,397,339	—	—

(1)

2503 S. Hanley Road, St. Louis, Missouri 63144. Post is a publicly traded company. For information regarding our relationship with Post, refer to “Explanatory Note” and “BellRing Brands, Inc.” in this prospectus and to the documents incorporated herein by reference.

PLAN OF DISTRIBUTION

We are registering 19,397,339 shares of our common stock for possible sale by the Selling Stockholders from time to time. We are required to pay all fees and expenses incident to the registration of the shares of our common stock to be offered and sold pursuant to this prospectus.

The shares of our common stock beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions, including pursuant to one or more “10b5-1” trading plans or similar plans.

The Selling Stockholders may sell their shares of our common stock by one or more of the following methods:

•	sales on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a distribution in accordance with the rules of the NYSE;

•	to or through underwriters or broker-dealers;

•	transactions other than on a national securities exchange or through a market maker;

•	a debt-for-equity exchange;

•	in privately negotiated transactions;

•	in options or hedging transactions;

•	directly to one or more purchasers;

•	directly to or through agents;

•	a combination of any of the above methods of sale; and

•	any other method permitted pursuant to applicable law.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the NYSE or any other organized market where the securities may be traded. In addition, any shares that qualify for sale pursuant to Rule 144 or another exemption from registration under the Securities Act may be sold under Rule 144 or pursuant to such exemption rather than pursuant to this prospectus.

In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of (i) hedging transactions or (ii) hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may sell shares of common stock short and redeliver the shares to close out such short positions. The Selling Stockholders also may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders also may pledge shares to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Stockholder may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates (in connection with those derivatives), third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

To the extent required, this prospectus will be amended or supplemented from time to time to describe a specific plan of distribution, including (as applicable) to set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, any underwriting discount, commission or other item constituting compensation and the proposed selling price to the public.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements of BellRing Brands, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to BellRing Brands, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We also maintain a website at www.bellring.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act):

•

our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 filed with the SEC on November 19, 2021 (including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2022 Annual Meeting of Stockholders filed on December 29, 2021);

•

our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2021, March 31, 2022, and June 30, 2022, filed with the SEC on February  4, 2022, May  6, 2022 and August 5, 2022, respectively; and

•

our Current Reports on Form 8-K filed with the SEC on October 27, 2021, December  17, 2021, February  14, 2022, February  22, 2022, February  24, 2022, February 28, 2022 (as to the Form 8-Ks including Item 1.01, Item 5.04 and Item 8.01 only), March  1, 2022, March  8, 2022, March  10, 2022, March  10, 2022, March  16, 2022, April  6, 2022, May  23, 2022 and August 8, 2022.

We also incorporate by reference all documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the shares hereunder. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC, unless specifically noted otherwise.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated by reference modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

BellRing Brands, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

Attention: Corporate Secretary

(314) 644-7600

In addition, you may access the documents incorporated by reference herein free of charge on the SEC’s website. See also “Where You Can Find More Information.”

14,800,000 Shares

BellRing Brands, Inc.

Common Stock

Prospectus

August 8, 2022

J.P. Morgan

Barclays

Morgan Stanley

Citigroup

Goldman Sachs & Co. LLC